                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 1)(1)

                           Vesta Insurance Group, Inc.
                           ---------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                          ----------------------------
                         (Title of Class of Securities)

                                    925391104
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  May 24, 2005
                                  ------------
             (Date of Event Which Requires Filing of This Statement)

          If the filing person has previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the
following box |_|.

          NOTE.  Schedules filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 11 Pages)

--------
1    The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  see the
NOTES).

-----------------------                                     --------------------
CUSIP No. 925391104                    13D                    Page 2 of 11 Pages
-----------------------                                     --------------------

================================================================================
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
           WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                          2,774,400
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY              - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                 2,774,400
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                           - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,774,400
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           7.7%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     --------------------
CUSIP No. 925391104                    13D                    Page 3 of 11 Pages
-----------------------                                     --------------------

================================================================================
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

           OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      TEXAS
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                         2,774,400
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY             - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                2,774,400
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,774,400
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           7.7%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     --------------------
CUSIP No. 925391104                    13D                    Page 4 of 11 Pages
-----------------------                                     --------------------

================================================================================
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
           OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                          2,774,400
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY              - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                 2,774,400
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                           - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,774,400
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           7.7%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     --------------------
CUSIP No. 925391104                    13D                    Page 5 of 11 Pages
-----------------------                                     --------------------

================================================================================
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                MARK E. SCHWARZ
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
           OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                          2,774,400
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY             - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                 2,774,400
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,774,400
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           7.7%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     --------------------
CUSIP No. 925391104                    13D                    Page 6 of 11 Pages
-----------------------                                     --------------------

================================================================================
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                JAMES C. EPSTEIN
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                          - 0 -
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY             - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                 - 0 -
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           - 0 -
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     --------------------
CUSIP No. 925391104                    13D                    Page 7 of 11 Pages
-----------------------                                     --------------------

================================================================================
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                MARK J. MORRISON
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                          - 0 -
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY             - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                 - 0 -
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           - 0 -
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     --------------------
CUSIP No. 925391104                    13D                    Page 8 of 11 Pages
-----------------------                                     --------------------

================================================================================
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                STEVEN J. PULLY
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                          - 0 -
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY             - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                 - 0 -
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                          - 0 -
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           - 0 -
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                     --------------------
CUSIP No. 925391104                    13D                    Page 9 of 11 Pages
-----------------------                                     --------------------

     The  following  constitutes  Amendment  No. 1  ("Amendment  No.  1") to the
Schedule 13D filed by the undersigned.  This Amendment No. 1 amends the Schedule
13D as specifically set forth.

     Item 3 is hereby amended and restated to read as follows:

Item 3.   Source and Amount of Funds or Other Consideration.
          --------------------------------------------------

          As of May 25, 2005, NP had invested $8,545,538 (inclusive of brokerage commissions) in shares of Common Stock of the Issuer.  The source of these funds was the working capital of NP.

     Item 5(a) is hereby amended and restated to read as follows:

          (a) The aggregate  percentage of shares of Common Stock reported to be owned by the  Reporting  Persons is based upon  36,079,564  shares  outstanding, which is the total  number of shares  outstanding  as reported  in the  Issuer's
Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed with the Securities and Exchange Commission on August 9, 2004.

          As of May 25, 2005, NP beneficially  owned 2,774,400  shares of Common
Stock,  representing  approximately  7.7% of the issued and  outstanding  Common
Stock of the Issuer.

          NCM, as the general  partner of NP, may also be deemed to beneficially own the 2,774,400 shares of Common Stock beneficially owned by NP.

          NCG,  as the  general  partner  of NCM,  which in turn is the  general partner of NP, may also be deemed to  beneficially  own the 2,774,400  shares of
Common Stock beneficially owned by NP.

          Mark E. Schwarz, as the managing member of NCG, the general partner of
NCM,  which  in turn is the  general  partner  of NP,  may  also  be  deemed  to beneficially own the 2,774,400 shares of Common Stock beneficially owned by NP.

          NCM, NCG and Mr. Schwarz disclaim  beneficial  ownership of the shares of Common  Stock held by NP,  except to the extent of their  pecuniary  interest therein.

          Messrs. Epstein, Morrison and Pully do not beneficially own any shares of Common Stock.

     Item 5(c) is hereby amended to add the following:

          (c)  Schedule A annexed  hereto lists all  transactions  in the Common
Stock by the Reporting Persons since the filing of the initial Schedule 13D. All of such transactions were effected in the open market.

-----------------------                                     --------------------
CUSIP No. 925391104                    13D                   Page 10 of 11 Pages
-----------------------                                     --------------------

                                   SIGNATURES

            After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this
Statement is true, complete and correct.

Dated: May 26, 2005                  NEWCASTLE PARTNERS, L.P.

                                     By: Newcastle Capital Management, L.P.,
                                         its General Partner

                                     By: Newcastle Capital Group, L.L.C.,
                                         its General Partner

                                     By: /s/ Mark E. Schwarz
                                         ---------------------------------------
                                         Mark E. Schwarz, Managing Member

                                     NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                     By: Newcastle Capital Group, L.L.C.,
                                         its General Partner

                                     By: /s/ Mark E. Schwarz
                                         ---------------------------------------
                                         Mark E. Schwarz, Managing Member

                                     NEWCASTLE CAPITAL GROUP, L.L.C.

                                     By: /s/ Mark E. Schwarz
                                         ---------------------------------------
                                         Mark E. Schwarz, Managing Member

                                     /s/ Mark E. Schwarz
                                     -------------------------------------------
                                     MARK E. SCHWARZ

                                     /s/ James C. Epstein
                                     -------------------------------------------
                                     JAMES C. EPSTEIN

                                     /s/ Mark J. Morrison
                                     -------------------------------------------
                                     MARK J. MORRISON

                                     /s/ Steven J. Pully
                                     -------------------------------------------
                                     STEVEN J. PULLY

-----------------------                                     --------------------
CUSIP No. 925391104                    13D                   Page 11 of 11 Pages
-----------------------                                     --------------------

                                   SCHEDULE A

  Transactions in the Common Stock Since the Filing of the Initial Schedule 13D
  -----------------------------------------------------------------------------

Shares of Common Stock            Price Per                   Date of
    Purchased                      Share ($)                 Purchase
    ---------                      ---------                 --------

                            NEWCASTLE PARTNERS, L.P.
                            ------------------------

     76,600                         2.22                       5/10/05
     42,300                         2.22                       5/11/05
     83,600                         2.25                       5/12/05
     42,200                         2.19                       5/13/05
     29,400                         2.29                       5/16/05
     22,200                         2.29                       5/17/05
     10,300                         2.38                       5/18/05
     22,000                         2.48                       5/19/05
        400                         2.54                       5/20/05
     15,000                         2.50                       5/23/05
     18,200                         2.47                       5/24/05
     10,900                         2.46                       5/25/05

                       NEWCASTLE CAPITAL MANAGEMENT, L.P.
                       ----------------------------------
                                      None

                         NEWCASTLE CAPITAL GROUP, L.L.C.
                         -------------------------------
                                      None

                                 MARK E. SCHWARZ
                                 ---------------
                                      None

                                JAMES C. EPSTEIN
                                ----------------
                                      None

                                MARK J. MORRISON
                                ----------------
                                      None

                                 STEVEN J. PULLY
                                 ---------------
                                      None